FLUX POWER

Second Quarter 2022 Financial Results Conference Call

NASDAQ: FLUX

February 10, 2022

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The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Also, these forward-looking statements represent the Company's estimates and assumptions only as of the date of this presentation. The Company assumes no obligation to update any forward-looking statements after the date of this presentation.

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In addition, projections, assumptions and estimates of its future performance and the future performance of the industries in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by the Company. For more information, please refer to risk factors discussed in Company's periodic filings with the SEC.

Key Second Quarter 2022 Highlights

- Revenue increased 19% to $7.7 million compared to Q2'21 revenue of $6.5 million
- Achieved 14th consecutive quarter of year-over-year revenue growth
- Received $19.8 million in customer purchase orders from existing Fortune 500 and new customers including:
  - Multiple orders for X-Series battery packs from a global consumer appliance manufacturer;
  - New order for GSE battery packs for an additional large domestic airline; and
  - Multiple orders for C-Series battery packs from our solar-powered EV charging station partner, Beam Global
- Increased customer order backlog to a record $31.4 million as of December 31, 2021
- Appointed Cheemin Bo-Linn to Board of Directors

Unprecedented Level of Supply Chain Uncertainty in 2021

- COVID and supply chain disruptions caused production delays and increased working capital; Global parts shortages increased through the year and remain in 2022
- Responses of our suppliers and our staff have been working hard to mitigate
- Our $14 million capital raise in September was useful in pre-purchasing inventory to support to increased customer orders, in response to part shortages
- The pressure points of 2021 are elevating our processes and execution to support our growth

Supply delays and price increases impact shipments and GM

- Planned actions to restore trajectories
- Adding new battery cell supplier (lower cost, better performance) in 2021 delayed some GM actions



Revenue ($M)
Q1+Q2
Q3+Q4
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
FY'17
FY'18
FY'19
FY'20
FY'21
FY'22



Margin (%)
Margin
40%
35%
30%
25%
20%
15%
10%
5%
0%
FY'17*
FY'18*
FY'19
FY'20
FY'21
Q1'22
Q2'22
Supply
Chain
Disruption

*Gross Margins were negative in FY 2017 & 2018

Trajectory to cash flow breakeven

- Improve supply chain efficiency, supplier management, better accountability, alternate suppliers
- Restructure order to purchasing to build methodologies and tracking
- Aggressive supplier selection and accountability
- Avoid excess inventory from better alignment of sales orders to purchasing
- Pricing recovery actions
- Design cost actions to lower material cost and assembly

Customer Backlog & Inventory


$Millions
$35
$30
$25
$20
$15
$10
$5
$0
Q2'22 12/31/2019
Q3'20 3/31/2020
Q4'20 6/30/2020
Q1'21 9/30/2020
Q2'21 12/31/2020
Q3'21 3/31/2021
Q4'21 6/30/2021
Q1'22 9/30/2021
Q2'22 12/31/2021
Customer Backlog
Inventory

- Customer backlog reached a record $31.4 million as of December 31, 2021
- Launched lean manufacturing and added 2nd shift to increase production
- Inventory increased to $19.6 million at December 31, 2021, reflecting production delays from parts shortages

Second Quarter 2022 Financial Highlights

$ in millions	Three Months Ended December 31			
		2021		2020
Revenue	$	7.7	$	6.5
Gross profit	$	1.0	$	1.5
Gross margin (%)		13.6%		23.0%
SG&A expenses	$	4.0	$	3.1
R&D expenses	$	2.1	$	1.6
Cash	$	7.9	$	4.7



Closing Summary

1. Strategic initiatives to increase profitability and mitigate ongoing global supply chain disruptions
2. Execute on record $31.4 million customer order backlog to generate cash receipts
3. Continued increase in both customer demand and related production capacity increases
4. Expansion into emerging sectors such as stationary energy storage and high voltage applications
5. Trajectory to cash flow breakeven

Q&A

Flux Power
info@fluxpower.com

2685 S. Melrose Drive,
Vista, CA 92081

Investor Relations
Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
FLUX@mzgroup.us
www.mzgroup.us